Exhibit K-14
                 Market Share for Electric Companies in Illinois
                 (Companies Listed in Order of Customers Served)
-------------------------------------------------------------------------------

                              [Vertical Bar Chart]

X-axis (bottom of chart):

         Unicom Corp.
         Ameren Corp.
         Illinova Corp.
         Cilcorp, Inc.
         Mount Carmel Public Utility Co.
         Electric Energy, Inc.

Y-axis (left side of chart): Market Share Percentages (listed in increments of 10 percent between and including 0 and 70 percent)

[Bar Chart lists market shares for electric companies in Illinois in terms of assets, revenues and number of customers. The companies are listed in the order of customers served as provided below. Assets, revenues and customers are represented by green, violet and red bars, respectively.]


                     Market Share for Electric Companies in Illinois
                               Companies Sorted by Revenue

Holding Company                           Revenue      Rank    Share of    Cumulative Share
                                      (millions of $)            Total
------------------------------------------------------------------------------------------
Unicom Corp.                                    7,176   1            59.5%          59.5%
Ameren Corp.                                    2,889   2            23.9%          83.4%
Illinova Corp.                                  1,420   3            11.8%          95.2%

Cilcorp, Inc.                                     338   4             2.8%          98.0%

Electric Energy, Inc.                             232   5             1.9%          99.9%
Mount Carmel Public Utility Co.                     9   6             0.1%         100.0%

Total                                          12,064


                   Market Share for Electric Companies in Illinois
                             Companies Sorted by Assets

Holding Company                           Assets       Rank  Share of  Cumulative Share
                                      (millions of $)          Total
--------------------------------------------------------------------------------------
Unicom Corp.                                   26,322   1        58.8%          58.8%
Ameren Corp.                                   10,446   2        23.3%          82.1%
Illinova Corp.                                  6,465   3        14.4%          96.5%

Cilcorp, Inc.                                   1,187   4         2.7%          99.2%

Electric Energy, Inc.                             348   5         0.8%         100.0%
Mount Carmel Public Utility Co.                    18   6         0.0%         100.0%

Total                                          44,786


                    Market Share for Electric Companies in Illinois
                        Companies Sorted by Number of Customers

Holding Company                         Customers    Rank     Share of    Cumulative Share
                                       (thousands)             Total
-----------------------------------------------------------------------------------------
Unicom Corp.                                  3,420   1             60.3%          60.3%
Ameren Corp.                                  1,495   2             26.3%          86.6%
Illinova Corp.                                  559   3              9.9%          96.5%

Cilcorp, Inc.                                   194   4              3.4%          99.9%

Mount Carmel Public Utility Co.                   6   5              0.1%         100.0%
Electric Energy, Inc.                             0   6              0.0%         100.0%

Total                                         5,674